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                                                                  EXHIBIT 5.2

                   [Opinion of Osler, Hoskin & Harcourt LLP]

December 15, 1999



Newbridge Networks Corporation
600 March Road
Kanata, Ontario
Canada
K2K 2E6

Re:  Registration Statement on Form S-8
     Issuance of Common Shares under Newbridge Networks Corporation Stanford
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     Telecom Stock Option Plan
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Ladies and Gentlemen:

In connection with the registration by you, Newbridge Networks Corporation (the "Corporation"), of an aggregate of 353,955 common shares of the Corporation with the Securities and Exchange Commission under the United States Securities Act of 1933 (the "Act") by a Registration Statement on Form S-8 (the "Registration Statement"), you have asked us to provide this opinion.

The common shares of the Corporation (the "Common Shares") registered by the Registration Statement are issuable pursuant to the assumption by the Corporation of obligations in respect of options (the "Stock Options") to purchase stock of Stanford Telecommunications, Inc. ("Stanford Telecom") outstanding under Stanford Telecom's 1991 Stock Option Plan at the effective time of the merger of the Corporation and Stanford Telecom in accordance with the terms of an amended and restated merger agreement dated November 10, 1999 (the "Merger Agreement") between the Corporation, Stanford Telecom and Saturn Acquisition Corp.

We did not participate in the preparation of the Registration Statement or the Prospectus dated December 15, 1999 (the "Prospectus") forming part of the Registration Statement.

We are solicitors qualified in the Province of Ontario, Canada and, accordingly, no opinion is expressed herein as to the laws of any jurisdiction other than Ontario and the federal laws of Canada applicable therein.

In connection with the opinion expressed in this opinion letter, we have considered such questions of law and examined originals or copies, certified or otherwise identified to our satisfaction, of the articles and by-laws of the Corporation, minutes of meetings of the directors and shareholders, as well as such statutes and officer's certificates necessary to enable us to express the opinion hereinafter set forth. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic or facsimile copies. We have also assumed the legal capacity of all individuals.
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                                      -2-

The opinion expressed below is based upon the articles, by-laws and resolutions of the Corporation and applicable laws as they exist at the date of this letter.

Based upon and subject to the foregoing, we are of the opinion that the 353,955 Common Shares registered by the Registration Statement have been duly authorized for issuance upon the exercise of the Stock Options and, when the Stock Options are exercised and consideration therefor is paid to the Corporation in accordance with the terms of such Stock Options and the Merger Agreement, the Common Shares issued by the Corporation to the person exercising the Stock Options will constitute duly authorized and validly issued Common Shares outstanding as fully paid and non-assessable shares.

We hereby consent to the inclusion of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm name under Interests of Named Experts and Counsel in Part II, Item 5 of the Registration Statement. This consent is not and is not to be deemed an admission that we are persons whose consent is required by Section 7 of the Act or the Rules and Regulations promulgated thereunder by the United States Securities and Exchange Commission.

Yours truly,

OSLER, HOSKIN & HARCOURT LLP